Exhibit 99.1

     Laserscope Reports Record Revenues and Earnings for 2004 Third Quarter

       Performance Led by Record GreenLight(TM) System and Fiber Sales

     Third Quarter Highlights (compared to the prior-year quarter):

     *  GreenLight PVP(TM) fiber volumes increased approximately 193%

     *  Revenue grew nearly 69%

     *  Earnings per share grew 850%

    SAN JOSE, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Laserscope
(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported record revenues of $24.2 million for its third quarter ended September 30, 2004, a 69% increase from $14.3 million in the year-ago quarter. Revenues increased 13% from $21.4 million for the quarter ended June 30, 2004. Third quarter 2004 net income was a record $4.4 million, or $0.19 per diluted share, a significant increase from net income of $533,000, or $0.02 per diluted share, in the same quarter last year, and net income of $3.0 million, or $0.13 per diluted share, for the second quarter of 2004.
    "We had an excellent quarter both domestically and internationally," said Eric Reuter, President and Chief Executive Officer of Laserscope. "Our strong and improving financial performance is being driven by significant success in our urology business and continued solid performance in our aesthetics business. Based on recently published industry reports, we believe the current size of the market for Trans-Urethral Resection of the Prostate
(TURP), the current 'standard of care' for Benign Prostatic Hyperplasia (BPH), or enlarged prostate, is more than 1 million procedures per year. This, coupled with an aging world population, is creating a growing worldwide market for more efficacious and cost-effective treatments for enlarged prostate and is providing significant future growth opportunities for the Company."
    Gross margin in the third quarter of 2004 was approximately 59%, compared with approximately 52% in the third quarter of 2003, and approximately 57% for the second quarter of 2004. Gross margin improvements were driven primarily by a recent U.S. fiber price increase that became effective on July 1, 2004, product mix and manufacturing efficiencies.
    Selling, general and administrative expenses were $8.7 million, or 36% of revenues, in the third quarter of 2004, compared with $8.2 million, or 38% of revenues in the second quarter of 2004, and $5.8 million, or 40% of revenues, in the year-ago quarter. Increased SG&A spending on an absolute basis resulted primarily from higher sales and marketing expenses relating to the Company's GreenLight PVP and aesthetic products, as well as higher expenses relating to Sarbanes-Oxley compliance.
    The Company's financial position remains strong. At September 30, 2004, Laserscope had no short-term bank borrowings and a cash position of $12.7 million, up from $7.2 million at the end of 2003 and $10.4 million at the end of June 2004.

    Nine-Month Results
    For the nine months ended September 30, 2004, Laserscope reported revenues of $64.3 million and net income of $9.6 million, or $0.42 per diluted share, compared with revenues of $39.6 million and net income of $1.0 million, or $0.05 per diluted share, for the same period in 2003.

    Urology Business Update
    "We had an active and productive third quarter in our worldwide urology business, selling a record 63 GreenLight laser systems and nearly 10,000 fibers," said Mr. Reuter. "Our international business team had an especially outstanding quarter, selling 22 GreenLight systems and nearly 3,000 fibers.
We reached record levels in U.S. system and fiber shipments as well. These results are extremely encouraging given a delay in PVP procedures in the Southeast as a result of the hurricanes that occurred there during most of September, as well as the previously announced fiber pre-buying that some U.S. customers initiated in advance of our July 1st price increase. Absent this pre-buying, fiber sales would have likely been 600-700 units higher in the third quarter. We expect continued strong growth in U.S. fiber shipments during the fourth quarter and beyond.
    "Our number one goal is to ensure that Laserscope's GreenLight PVP(TM), or Photo-Selective Vaporization of the Prostate, is recognized as the new worldwide standard of care for treating BPH. We believe our treatment for BPH will increasingly become the definitive procedure of choice for men who must have surgery, as well as a viable option for men who are contemplating drug therapy or other less efficacious surgical procedures. Our continued strong growth in GreenLight systems and recurring fiber sales domestically and internationally is indicative of our continued progress toward reaching this goal.
    "Peer reviewed and published results from world-renowned academic medical centers continue to show PVP as a less invasive and safer alternative to TURP, as well as substantially more efficacious than any other known therapy for BPH. Additionally, recent data presented at the American Urological Association (AUA) meeting has indicated that PVP may have substantial cost savings benefits for the health care system as well."

    Aesthetics Business Update
    "Our aesthetic business continues to be solid, with new Gemini platform sales increasing over 50% over the second quarter 2004 and accounting for over 40% of our total worldwide aesthetic revenues in only the second full quarter after its launch," continued Mr. Reuter. "We are positioning the Gemini as the premier multi-application, high-end aesthetic laser system and the feedback we have received from our physician users has been very positive thus far. We currently have a number of clinical evaluations underway, which we believe will demonstrate the Gemini's advantages in clinical efficacy and speed for a number of cosmetic treatments. As with our urology business, we believe that demonstrating clinical excellence, customer service, and cost-effective business solutions to our customers are the primary keys to our success.
    "We also plan to launch a significant new aesthetic product at the upcoming American Academy of Dermatology meeting in February 2005. This treatment system, called the Solis(TM), will address a growing need in the aesthetic treatment market by substantially improving end-user productivity and patient comfort over existing systems. The Solis will be positioned to strongly complement our existing aesthetic product lines and will help provide Laserscope with one of the widest ranges of clinical solutions for aesthetic applications in the industry.
    "Our momentum continues to accelerate across our business, and our worldwide team is executing well on our major strategic initiatives," said Mr. Reuter. "We expect a strong finish this year, and as we move into the new year, we're very excited about our future prospects for substantial growth on the top and bottom line."

    Guidance
    As the result of its continued strong performance, Laserscope has raised guidance for the full year 2004 in both revenues and earnings as follows:

     * 2004 full year revenues are expected to be in the range of $90 million to $92 million, with reported pre-tax earnings to be in the range of $15 million to $16 million. Net income is expected to be between $0.62 and $0.65 per fully diluted share, assuming a tax rate of 6% which reflects a full tax valuation allowance.

     * The timing of the release of the tax valuation allowance depends on the Company's historical earnings and expectations for the future. When management determines that it is "more likely than not" that the loss carry forward will be utilized, the tax valuation allowance will be released.

    Additionally, Laserscope has provided initial guidance for 2005 as follows:

     * Revenues for 2005 are expected to be between $125 million and $130 million.

     * Gross margin, as a percentage of 2005 revenues, is expected to be in the range of 64% to 68% for the full year.

     * Reported pre-tax earnings are expected to be in the range of $28 million to $31 million.

     * Net income for the full year 2005 is expected to be between $0.75 and $0.80 per fully diluted share, on a fully taxed basis of 38%. If the Company releases its tax valuation allowance in 2004, then the tax rate for 2005 is expected to be 37% to 39%.

    Management Conference Call
    Management of Laserscope will hold a conference call on Wednesday, October 27, 2004 at 8:00 am PT / 11:00am ET to discuss results for the quarter. To participate in the call, please dial 800-257-2101 (303-262-2194 for international callers) at least five minutes prior to the start time.
    Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at www.laserscope.com or at www.fulldisclosure.com. Investors should go to either website a few minutes early, as it may be necessary to download audio software to access the conference call.
    A replay of the conference call will be available through November 3, 2004 by dialing 800-405-2236 (303-590-3000 for international callers), passcode 11011986. A replay of the webcast will also be available at Laserscope's website.
    Additional information on Laserscope, including an archive of corporate press releases, is also available on the Company's website.

    About Laserscope
    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.

    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

    For further information, please contact: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or
Analyst/Investors, Tricia Ross, +1-617-520-7064, or General Information, Laurie Berman, +1-310-854-8315, both of Financial Relations Board, for Laserscope.

                                  Laserscope
                        GreenLight PV(TM) Fiber Sales
                                   (Units)

     2004                              Q1      Q2      Q3
     U.S. Hospitals & Clinics       1,599   2,003   2,007
     U.S. Mobile Service Providers  3,419   4,905   5,017
     International Customers        1,385   1,582   2,967
      Total                         6,403   8,490   9,991

     2003                              Q1      Q2      Q3      Q4      Year
     U.S. Hospitals & Clinics         466     589     931   1,333     3,319
     U.S. Mobile Service Providers    775   1,671   1,654   2,515     6,615
     International Customers          165     815     829   1,516     3,325
      Total                         1,406   3,075   3,414   5,364    13,259

                         LASERSCOPE FINANCIAL SUMMARY
                                 (Unaudited)

     Condensed Consolidated Statements of Income

                                   Three months ended     Nine months ended
     (thousands except                  Sept 30,               Sept 30,
      per share amounts)           2004          2003     2004         2003
     Net revenues               $24,156       $14,293  $64,340      $39,611
     Cost of sales                9,846         6,790   27,187       19,388
     Gross margin                14,310         7,503   37,153       20,223
     Operating expenses:
      Research and development    1,143         1,195    3,727        3,300
      Selling, general and
       administrative             8,666         5,778   23,582       15,836
                                  9,809         6,973   27,309       19,136

     Operating income             4,501           530    9,844        1,087
     Interest income (expense)
      and other, net                (52)            7      321          (23)
     Net income before
      income taxes                4,449           537   10,165        1,064
     Provision for income taxes      96             4      610           48
     Net income                  $4,353          $533   $9,555       $1,016
     Basic net income per share   $0.20         $0.03    $0.46        $0.05
     Diluted net income per share $0.19         $0.02    $0.42        $0.05
     Shares used in basic
      per share calculations     21,317        17,705   20,860       17,440
     Shares used in diluted
      per share calculations     22,731        20,057   22,764       19,671

     Condensed Consolidated Balance Sheets
                                             September 30,     December 31,
     (thousands)                                 2004              2003

     Assets
     Current assets:
      Cash & cash equivalents                  $12,670            $7,158
      Accounts receivable, net                  19,149            12,711
      Inventories                               18,817            13,368
      Prepayments and other current assets       1,347             1,315
       Total current assets                     51,983            34,552
     Property and equipment, net                 3,031             1,645
     Other assets                                  893               831

       Total assets                            $55,907           $37,028

     Liabilities and Shareholders' Equity
     Current liabilities                       $20,367           $13,830
     Capital leases                                 34                --
     Shareholders' equity                       35,506            23,198
     Total liabilities and
      shareholders' equity                     $55,907           $37,028

SOURCE  Laserscope
    -0-                             10/27/2004
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Analyst/Investors, Tricia Ross, +1-617-520-7064, or General Information, Laurie Berman, +1-310-854-8315, both of Financial Relations Board, for Laserscope/
    /Web site:  http://www.laserscope.com /
    (LSCP)

CO:  Laserscope
ST:  California
IN:  HEA MTC BIO
SU:  ERN ERP CCA